UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Houlihan Lokey, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

FOR THE

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 16, 2026

This supplement, dated September 8, 2026 (this “Supplement”), supplements the proxy statement, dated July 24, 2026 (the “Proxy Statement”), for the 2026 Annual Meeting of Stockholders to be held on September 16, 2026 (the “Annual Meeting”) of Houlihan Lokey, Inc. (the “Company”) and updates the Proxy Statement to reflect a recent change in the proposed nominees for election to the Company’s Board of Directors (the “Board”).

Other than as set forth below, this Supplement does not change any of the proposals in the Proxy Statement to be acted on at the Annual Meeting, other than the election of directors.

Withdrawal of Nominee for Election to the Board

On September 3, 2026, Gillian B. Zucker notified the Board that she has decided not to stand for reelection as a director of the Company at the Annual Meeting. Ms. Zucker will serve out the remainder of her term until the Annual Meeting. Ms. Zucker’s decision not to stand for reelection was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

As a result of Ms. Zucker’s decision, Ms. Zucker’s nomination for election to the Board at the Annual Meeting has been withdrawn.

Voting Matters

The form of proxy card included in the Company’s proxy materials remains valid, notwithstanding Ms. Zucker’s withdrawal as a director nominee. Proxies already returned by stockholders will remain valid and will be voted at the Annual Meeting unless revoked. Any votes received with respect to Ms. Zucker’s election will be disregarded and will not be voted with respect to her election, but the proxies will continue to be voted as directed or otherwise as set forth therein with respect to all matters properly brought before the Annual Meeting, including the election of the other director nominees.

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote by submitting a new proxy card or voting instructions, and your shares will be voted as specified therein, other than votes with respect to Ms. Zucker. If you have not yet returned your proxy card or submitted your voting instructions, please complete and return the proxy card or submit voting instructions, disregarding the name of Ms. Zucker as a nominee for election as a director.